Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form 10 of EC Development, Inc., dated November 23, 2011, of our report dated September 16, 2011 related to financial statements of EC Development, Inc. for the two years ended December 31, 2010 listed in the accompanying index.

s/Schulman Wolfson & Abruzzi, LLP
Schulman Wolfson & Abruzzi, LLP

November 23, 2011